Exhibit 99.1

FOR IMMEDIATE RELEASE
Press Contact:
Jeff Norman
Extra Space Storage 801-365-1759 info@extraspace.com

Extra Space Storage Announces Executive Leadership Transition

James Overturf to Retire as Chief Marketing Officer, to be Succeeded by Samrat Sondhi, Chief Operations Officer. Samrat Sondhi to be Succeeded by Matthew Herrington Effective June 30, 2020

SALT LAKE CITY– March 13, 2020 – Extra Space Storage Inc. (NYSE:EXR) (the “Company”) announced today that effective June 30, 2020, James Overturf, the Company’s Executive Vice President and Chief Marketing Officer, will retire. Mr. Overturf has spent 21 years in various roles with Extra Space Storage and is a highly respected member of the Company’s executive team. Upon retirement, Mr. Overturf will devote significant attention to family and philanthropic endeavors.

The board of directors has selected Samrat Sondhi, the Company’s current Executive Vice President and Chief Operations Officer, to succeed Mr. Overturf as Chief Marketing Officer. Mr. Sondhi has been a member of the Company’s executive team since January 1, 2014. Prior to that, Mr. Sondhi served on the Company’s senior management team for eight years, operating in various roles including Senior Vice President Revenue Management, playing a key role in the evolution of the Company’s pricing strategy. Prior to joining the Company, Mr. Sondhi served for two years as Vice President Revenue Management for Storage USA, which was purchased by the Company in July 2005. Mr. Sondhi holds a Master’s in Business Administration from Carnegie Mellon University and a Bachelor’s in Electronics from Pune University, India.

“We congratulate James on his retirement and thank him for his contribution to Extra Space’s success for over 20 years,” commented Joe Margolis, Chief Executive Officer. “James has been a significant part of our company’s evolution and growth, and a key member of our executive team. We are excited to have Samrat Sondhi assume management and continue to lead our best-in-class data science, digital marketing, revenue management and technology teams. Samrat was the architect of our revenue management system, and we know that he will continue to lead our data driven strategy and enhance the technological innovation expected from Extra Space.”

The board of directors has selected Matthew (Matt) Herrington, the Company’s current Senior Vice President Operations, to succeed Mr. Sondhi as Executive Vice President and Chief Operations Officer. Mr. Herrington has served as the Senior Vice President of Operations for five years, responsible for Company operations in the western United States including approximately 900 locations. Mr. Herrington has been with the Company since 2007 in various roles including Divisional Vice President and Senior District Manager. Mr. Herrington holds a Master’s of Science in Management from Baker University and a Bachelor’s in Business Administration from the University of Nebraska - Kearney.

Joe Margolis commented, “We are excited to add Matt Herrington to the executive team. Matt has made a significant contribution to our operational growth and success, and he is well prepared to make a smooth transition into the Chief Operations Officer role. Matt is a perfect example of the deep leadership bench we have developed at Extra Space, and the ability it provides us to promote proven leaders from within.”

Forward-Looking Statements

Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws, including, without limitation, statements related to expected changes to the Company’s senior management and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “expects,” “estimates,” “may,” “will,” “should,” “would,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and assumptions are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and assumptions will result or be achieved. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements which include, but are not limited to, changes or delays in the transition plan for the Company’s senior management. All forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K. Forward-looking statements apply only as of the date of this release. We undertake no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

About Extra Space Storage Inc.

Extra Space Storage Inc., headquartered in Salt Lake City, is a fully integrated, self-administered and self-managed real estate investment trust, and a member of the S&P 500. As of December 31, 2019, the Company owned and/or operated 1,817 self-storage properties, which comprise approximately 1.3 million units and approximately 140.0 million square feet of rentable storage space offering customers conveniently located and secure storage units across the country, including boat storage, RV storage and business storage. The Company is the second largest owner and/or operator of self-storage properties in the United States and is the largest self-storage management company in the United States.

For more information, please visit www.extraspace.com.

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